                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                    FOR THE SIX
                                   MONTHS ENDED
                                   NOVEMBER 30,                       FOR THE YEAR ENDED MAY 31,
                              -----------------------   ------------------------------------------------------
                                 2001         2000         2001        2000       1999       1998       1997
                                 ----         ----         ----        ----       ----       ----       ----
Net margin before
  extraordinary loss........   $  2,990     $101,954    $  133,051   $116,497   $ 76,439   $ 62,216   $ 54,736
Add: Fixed charges..........    445,640      558,868     1,117,554    860,160    664,109    540,535    475,729
                               --------     --------    ----------   --------   --------   --------   --------
Margin available for fixed
  charges...................   $448,630     $660,822    $1,250,605   $976,657   $740,548   $602,751   $530,465
                               ========     ========    ==========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt
    (including amortization
    of discount and issuance
    costs)..................   $445,640     $558,868    $1,117,554   $860,160   $664,109   $540,535   $475,729
                               --------     --------    ----------   --------   --------   --------   --------
         Total fixed
           charges..........   $445,640     $558,868    $1,117,554   $860,160   $664,109   $540,535   $475,729
                               ========     ========    ==========   ========   ========   ========   ========
Ratio of margin to fixed
  charges...................       1.01         1.18          1.12       1.14       1.12       1.12       1.12
                               ========     ========    ==========   ========   ========   ========   ========